Exhibit 10

BOARD OF DIRECTORS
OF
MARRIOTT INTERNATIONAL, INC.

NO:        BOARD 2014--23

DATE:        August 7, 2014
Approval of Amendment of the
Marriott International, Inc. Stock and Cash Incentive Plan

WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan (the “Plan”);

WHEREAS, pursuant to Article 17.1 of the Plan, the Board may at any time amend the Plan;

WHEREAS, the Compensation Policy Committee (the “Committee”) has recommended that the Board approve an amendment to the Plan to (1) require that awards to executive officers must not vest or become distributable (as applicable) as a result of the passage of time with respect to more than 1/3 of the underlying shares for each of the first three years after the date of grant; (2) explicitly prohibit repricing or equivalent treatment of underwater options or stock appreciation rights, absent shareholder approval, and to (3) clarify that awards subject to performance conditions that are accelerated in the event of a change in control of the Company shall be fully vested and valued at the target performance level; and

WHEREAS, the Board has reviewed the Committee’s recommendations and believes they are reasonable and appropriate.

NOW THEREFORE, BE IT RESOLVED, that the Board hereby approves the amendment to the Plan substantially in the form attached hereto as Exhibit A.

BE IT FURTHER RESOLVED that the Chairman, Chief Executive Officer, and any Vice President of the Company, or their designees, are authorized in the name of, and on behalf of, the Company to take any and all such actions and to expend such funds as shall be necessary or appropriate, in their judgment, to carry out the intent and purposes of this Resolution.

By the Board of Directors

/s/ Bancroft S. Gordon
Bancroft S. Gordon
Corporate Secretary

AMENDMENT OF THE
MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN

THIS AMENDMENT to the Marriott International, Inc. Stock and Cash Incentive Plan, as amended and restated effective January 1, 2008, and as subsequently amended (the “Plan”), is made this 7th day of August, 2014 (“Effective Date”), as follows:

1.	Effective for grants made on and after the Effective Date hereof, a new Section 4.4 shall be added to the Plan to read as follows:
4.4    Share Award Vesting Restrictions. This Section 4.4 shall apply to the vesting of Deferred Stock Bonus Awards, MI Share Awards, Awards of Options, Other Share-Based Awards, Awards of Shares of Restricted Stock, Awards of SARs, Special Recognition Stock Awards and any other share-based Awards that may be granted to executive officers of Marriott International, Inc. under this Plan.
a.     The Committee shall establish conditions for vesting or exercise of Awards that are subject to this Section 4.4, in accordance with the following requirements:
i.    With respect to the Awards of Options, SARs or similar Other Share-Based Awards, the Awards may be exercisable (I) as to one-third of the underlying Shares only on or after the first day of the calendar month containing the first anniversary of the grant date; (II) as to an additional one-third of the underlying Shares only on or after the first day of the calendar month containing the second anniversary of the grant date; and (III) as to the balance of the underlying Shares only on or after the first day of the month containing the third anniversary of the grant date.
ii.    With respect to other Awards that provide for vesting or distribution based solely on the passage of a specified period of time, the Award may be vested or distributed (I) as to one third of the underlying Shares only on or after the first day of the calendar month containing the first anniversary of the date of grant; (II) as to an additional one-third of the underlying Shares only on or after the first day of the calendar month containing the second anniversary of the date of grant; and (III) as to the balance of the underlying Shares only on or after the first day of the calendar month containing the third anniversary of the date of grant.
b.    Notwithstanding the preceding provisions of this Section 4.4:

i.
the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of a Participant’s death, disability or retirement, and in the event of Change in Control, to the extent provided in Section 15.1;

ii.	any conditions described in Section 4.4 shall not apply in the case of an Award that is issued in payment or settlement of compensation that has been earned by the Participant;

iii.
the Committee may grant Awards of up to 5% of the aggregate number of Shares authorized for issuance under this Plan (as described in Section 4.1) without making such Awards subject to the conditions described in this Section 4.4.

2.	Section 6.1 shall be amended to read as follows (new language underlined):
6.1     Grant of SARs and Options. Subject to the terms and provisions of the Plan, SARs and/or Options may be granted to Employees in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. SARs and Options may include provisions for reload of SARs and Options, respectively, exercised (in the case of Options) by the tender of Shares or the withholding of Shares with respect to the exercise of the SARs and Options. A SAR or an Option, once granted, may not thereafter be amended to change the Exercise Price. Other than in connection with a change in the Company’s capitalization as described in Section 4.3, at any time when the Exercise Price of a SAR or an Option is above the Fair Market Value of a Share, the Committee shall not, without shareholder approval, reduce the Exercise Price of such SAR or Option, exchange the SAR or Option for a new Award (including without limitation a SAR or Option) with a lower (or no) Exercise Price, or purchase or otherwise exchange the SAR or Option for cash or other value.

3.	Section 15.1(a) shall be amended to read as follows (new language underlined):

(a)    MI Shares and Deferred Stock. With respect to any MI Shares, Deferred Stock or any Other Share-Based Awards taking a form substantially the same as MI Shares or Deferred Stock held by the Participant as of the Trigger Date, the restrictions, forfeiture conditions, deferral of settlement and conditions on distribution other than those imposed by law applicable to such Awards shall lapse, and all such Awards shall be deemed fully vested, as of the time of the Change in Control, and the subject Shares, or equity interests that are substituted for the subject Shares as a result of the Change in Control, shall be distributed to the Participant. Such Awards, if based on the attainment of specified performance criteria, shall be settled at the “target” level. In the event no such Shares or substitute equity interests are available for distribution, a cash payment shall be made to the Participant equal to the price paid per Share to general stockholders of the Company, through a tender offer or otherwise, pursuant to the transaction resulting in the Change in Control, multiplied by the number of subject Shares or substitute equity awards that otherwise would be distributed to the Participant if available.